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Exhibit 12.1

Bank of Hawaii Corporation and Subsidiaries
Statement Regarding Computation of Ratios
Year Ended December 31, 2005 and 2004

	Year Ended December 31,
	2005		2004
	(dollars in thousands)
Earnings:
1. Income Before Income Taxes	$284,197		$271,244
2. Plus: Fixed Charges Including Interest on Deposits	99,329		64,424

3. Earnings Including Fixed Charges and Including Interest on Deposits	383,526		335,668
4. Less: Interest on Deposits	58,426		36,743

5. Earnings Excluding Interest on Deposits	$325,100		$298,925

Fixed Charges:
6. Fixed Charges Including Interest on Deposits	$99,329		$64,424
7. Less: Interest on Deposits	58,426		36,743

8. Fixed Charges Excluding Interest on Deposits	$40,903		$27,681

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits (Line 3 divided by Line 6)	3.9	x	5.2	x
Excluding Interest on Deposits (Line 5 divided by Line 8)	7.9	x	10.8	x

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Bank of Hawaii Corporation and Subsidiaries Statement Regarding Computation of Ratios Year Ended December 31, 2005 and 2004